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                                                                    EXHIBIT 21.1




                    SUBSIDIARIES OF AMERICA'S CAR-MART, INC.


Crown Group of Nevada, Inc.

Crown Delaware Investments Corp.

Precision IBC, Inc.

Concorde Acceptance Corporation

America's Car-Mart, Inc. (an Arkansas Corporation)

Colonial Auto Finance, Inc.

Colonial Underwriting, Inc.

Texas Car-Mart, Inc.

Auto Finance Investors, Inc.